HEI Exhibit 4.6(g)
CORRECTIVE AMENDMENT 2023-1
TO THE
AMERICAN SAVINGS BANK 401(k) PLAN
AMERIMATCH CONTRIBUTIONS

The following amendment is made to the American Savings Bank 40l(k) Plan (the “Plan” or “ASB 40l(k) Plan”) solely for the purpose of correcting the effective date of the elimination of the one-year Company Contribution Eligibility Service requirement for eligibility to receive AmeriMatch Contributions, as reflected in Amendment 2022-2. This Amendment 2023-1 is made pursuant to the authority in Internal Revenue Service Revenue Procedure 2021-30, Section 4.05(2)(a), as follows:

1.    Effective on and after August 12, 2022, with respect to “Eligibility to Participate” in AmeriMatch Contributions, Section 1.1(b) of the Plan is amended to state in its entirety as follows:
(b)    AmeriMatch Contributions. The Participating Employers shall make AmeriMatch Contributions for their Eligible Employees as of the first paycheck following their date of hire.

This document is executed on January 12, 2023.

American Savings Bank, F.S.B.

By /s/ K. Elizabeth Whitehead
Its Chief Administrative Officer
1
7092987.1